Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of September 29, 2006, among BlackRock Holdco 2, Inc. (“BR Holdco 2”), a Delaware corporation (as successor to BlackRock, Inc., a Delaware corporation (“BlackRock” or the “Company”)), BlackRock, Inc., a Delaware corporation (formerly New BlackRock, Inc., “New BlackRock”), and JPMorgan Chase Bank, N.A., a national banking association, as trustee (hereinafter sometimes called the “Trustee”) to the Indenture, dated as of February 23, 2005, between BlackRock and the Trustee (the “Indenture”).

WHEREAS, pursuant to the Transaction Agreement and Plan of Merger, dated as of February 15, 2006 (the “Transaction Agreement”), by and among Merrill Lynch & Co., Inc., BlackRock, New BlackRock, and BlackRock Merger Sub, Inc., a Delaware corporation (“BlackRock Merger Sub”), BlackRock Merger Sub has merged with and into BlackRock with BlackRock as the surviving entity in such merger;

WHEREAS, pursuant to the Transaction Agreement, each share of Class A Common Stock of BlackRock was converted into one share of common stock of New BlackRock;

WHEREAS, pursuant to the Merger Agreement, dated September 29, 2006 (the “Merger Agreement”), by and between BlackRock and BR Holdco 2, BlackRock merged with and into BR Holdco 2 with BR Holdco 2 as the surviving entity in such merger;

WHEREAS, following the transactions contemplated by the Transaction Agreement and the Merger Agreement, the Debentures will become exchangeable into shares of common stock of New BlackRock;

WHEREAS, New BlackRock finds it desirous and in the best interest of its shareholders to become a co-obligor with respect to all of the obligations of the Company under the Indenture; and

WHEREAS, all the requirements set forth in Article 12 of the Indenture with respect to the execution of this Supplemental Indenture have been satisfied.

NOW, THEREFORE, BR Holdco 2, New BlackRock and the Trustee hereby agree as follows:

ARTICLE I

Section 1.01 Except as otherwise specified herein, terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

ARTICLE II

Section 2.01 Each of BR Holdco 2 and New BlackRock hereby expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all the Debentures and the performance or observance of every covenant and obligation to be performed or observed under the Indenture on the part of the Company.

Section 2.02 Upon the effectiveness of this Supplemental Indenture, and in accordance with Section 12.02 of the Indenture and other than as described in Section 2.03 hereof, BR Holdco 2 shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if BR Holdco 2 had been named as the Company thereunder.

Section 2.03 In accordance with Article 15, upon the surrender of conversion of any of the Debentures, the Holders thereof shall receive, in lieu of Class A Common Stock of the Company, Common Stock of New BlackRock.

ARTICLE III

Section 3.01 This Supplemental Indenture shall become effective upon the execution thereof by BR Holdco 2, New BlackRock and the Trustee.

Section 3.02 THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF AND EACH OF THE PARTIES HERETO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN RESPECT OF ANY DISPUTE ARISING THEREIN.

Section 3.03 This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.04 The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of BR Holdco 2 and New BlackRock and not of the Trustee.

Section 3.05 Any corporation or association into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Trustee may be sold or otherwise transferred, shall be the successor trustee hereunder without any further act.

IN WITNESS WHEREOF, the parties hereto have executed and unconditionally delivered this Supplemental Indenture as of the 29th day of September, 2006.

BLACKROCK HOLDCO 2, INC. (successor to BlackRock, Inc.)

By:	/s/ Daniel Waltcher
	Name:	Daniel Waltcher
	Title:	Managing Director and Deputy General Counsel

BLACKROCK, INC. (formerly known as New BlackRock, Inc.)

By:	/s/ Daniel Waltcher
	Name:	Daniel Waltcher
	Title:	Managing Director and Deputy General Counsel

JPMORGAN CHASE BANK, N.A., as trustee

By:	/s/ Carol Ng
	Name:	Carol Ng
	Title:	Vice President